Exhibit 99.1

July 21, 2022
Analysts: Tim Sedabres (timothy.sedabres@huntington.com), 952.745.2766
Media: Allison Gabrys (corpmedia@huntington.com), 248.961.3978

HUNTINGTON BANCSHARES INCORPORATED REPORTS 2022 SECOND-QUARTER EARNINGS
Delivers Record Net Income and Achievement of Medium-Term Financial Targets
Net Interest Income Increased 10% Sequentially and Continued Expense Reductions Drive Record PPNR

2022 Second-Quarter Highlights:
•Earnings per common share (EPS) for the quarter were $0.35, an increase of $0.06 from the prior quarter. Excluding $0.01 per common share after-tax of Notable Items, adjusted earnings per common share were $0.36.
•Net interest income increased $115 million, or 10%, from the prior quarter, reflecting robust loan growth and net interest margin expansion of 27 basis points to 3.15%.
•Noninterest expense decreased $35 million from the prior quarter, or 3%, to $1.0 billion. Excluding Notable Items, noninterest expense decreased $13 million, or 1%, to $994 million reflecting realization of cost synergies related to the acquisition of TCF Financial Corporation ("TCF").
•Pre-Provision Net Revenue (PPNR) growth, excluding Notable Items, increased 17% from the prior quarter.
•Average total loans and leases increased $2.8 billion, or 3%, from the prior quarter to $113.9 billion. Excluding the decrease in PPP loans, average total loans and leases increased $3.3 billion, or 3%, from the prior quarter.
◦Average total commercial loans increased 2% from the prior quarter, or 3%, excluding the decrease in PPP loans.
◦Average total consumer loans increased 3% from the prior quarter.
•Average total deposits increased $2.1 billion, and average noninterest-bearing deposits increased $422 million from the prior quarter.
•Record low net charge-offs of 0.03% of average total loans and leases, down 4 basis points from the prior quarter. Nonperforming assets have declined four consecutive quarters.
•On June 15, Huntington completed the acquisition of Capstone Partners ("Capstone"), a top tier middle market investment bank and advisory firm.
•In May, Huntington completed the acquisition of Torana, now known as Huntington Choice Pay, a digital payments business focused on business to consumer payments.
•Huntington was ranked number one among regional banks in the J.D. Power 2022 U.S. Banking Mobile App Satisfaction Study for the fourth consecutive year.

COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN) reported net income for the 2022 second quarter of $539 million, or $0.35 per common share, an increase of $554 million, or $0.40 per common share from the year-ago quarter. In the 2022 second quarter, adjusted earnings per common share were $0.36, excluding $0.01 per common share of after-tax of Notable Items. Specifically, Notable Items included $19 million of after-tax acquisition-related expenses.
Return on average assets was 1.22%, return on average common equity was 12.8%, return on average tangible common equity (ROTCE) was 19.9%, and adjusted ROTCE was 20.6%.
CEO Commentary:
"We were very pleased to deliver record earnings during the quarter as well as the early achievement of our medium-term financial goals," said Steve Steinour, chairman, president and CEO. "The second quarter was marked by robust loan growth, increased average deposit balances, and 6% sequential revenue growth, benefited by higher interest rates. We achieved our targeted expense level as we completed the TCF cost synergies and delivered sustained positive operating leverage. This superb performance demonstrated the growth potential of the Huntington franchise as we drive top tier financial results for our shareholders.

"The quality of our balance sheet remains a strength, and credit continues to perform exceptionally well with record low net charge-offs. Our outstanding credit performance reflects the disciplined approach, in line with our aggregate moderate-to-low risk appetite through the cycle. We were pleased to see this validated through the recent CCAR stress test results, which included loan portfolios from the TCF acquisition, as our modeled credit loss rates continued to be near best in class.

"Further, during the quarter, we added capabilities through bolt-on acquisitions in both Capstone and Torana. These acquisitions highlight the complementary capabilities we are adding to existing businesses and better positions us to serve our customers and support our organic growth plans.

"Finally, we were honored to again be recognized by J.D. Power as the highest in customer satisfaction among regional banks for our mobile app for the fourth consecutive year. This type of accolade demonstrates the expertise and innovation we remain committed to delivering to customers through enhanced digital capabilities and a differentiated customer experience."

Table 1 – Earnings Performance Summary

	2022		2021
(in millions, except per share data)	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
Net income (loss) attributable to Huntington Bancshares Inc	$539	$460	$401	$377	$(15)
Diluted earnings (loss) per common share	0.35	0.29	0.26	0.22	(0.05)

Return on average assets	1.22%	1.05%	0.92%	0.86%	(0.05)%
Return on average common equity	12.8	10.4	8.7	7.6	(1.9)
Return on average tangible common equity	19.9	15.8	13.2	11.5	(2.1)
Net interest margin	3.15	2.88	2.85	2.91	2.66
Efficiency ratio	57.3	62.9	73.0	74.9	83.1

Tangible book value per common share	$6.96	$7.47	$8.06	$8.09	$8.22
Cash dividends declared per common share	0.155	0.155	0.155	0.15	0.15

Average earning assets	$161,225	$162,414	$158,692	$159,148	$127,378
Average loans and leases	113,949	111,142	109,488	109,668	87,394
Average core deposits	141,802	139,148	138,008	137,816	109,433

Tangible common equity / tangible assets ratio	5.80%	6.28%	6.88%	6.95%	7.15%
Common equity Tier 1 risk-based capital ratio	9.05	9.22	9.33	9.57	9.98

NCOs as a % of average loans and leases	0.03%	0.07%	0.12%	0.20%	0.28%
NAL ratio	0.57	0.60	0.64	0.79	0.88
ACL as a % of total loans and leases	1.87	1.87	1.89	2.01	2.09

Table 2 lists certain items that we believe are important to understanding corporate performance and trends (see Basis of Presentation). There was one Notable Item in each of the 2022 second quarter and first quarter: acquisition-related pretax expense of $24 million and $46 million, respectively. There were two Notable Items in the 2021 second quarter: $269 million of acquisition-related pretax expense and $294 million of TCF acquisition CECL initial provision pretax expense ("double count").

Table 2 – Notable Items Influencing Earnings

Three Months Ended	Pretax Impact (1)	After-tax Impact (1)
($ in millions, except per share)	Amount	Net Income	EPS (2)
June 30, 2022		$539	$0.35
• Acquisition-related expenses (3)	$(24)	$(19)	$(0.01)

March 31, 2022		$460	$0.29
• Acquisition-related expenses (3)	$(46)	$(37)	$(0.03)

June 30, 2021		$(15)	$(0.05)
• Acquisition-related expenses	$(269)	$(218)	$(0.19)
• TCF acquisition CECL initial provision expense ("double count") (4)	$(294)	$(239)	$(0.21)
(1)Favorable (unfavorable) impact.
(2)EPS reflected on a fully diluted basis.
(3)Includes TCF and Capstone acquisition-related expenses.
(4)Includes $234 million from non-Purchase Credit Deteriorated (non-PCD) loans and leases and $60 million from acquired unfunded lending commitments.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Net Interest Margin Performance Summary

	2022		2021
($ in millions)	Second	First	Fourth	Third	Second	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$1,261	$1,146	$1,132	$1,160	$838	10%	50%
FTE adjustment	6	8	6	7	6	(25)	0
Net interest income - FTE	1,267	1,154	1,138	1,167	844	10	50
Noninterest income	485	499	515	535	444	(3)	9
Total revenue - FTE	$1,752	$1,653	$1,653	$1,702	$1,288	6%	36%

	2022		2021
	Second	First	Fourth	Third	Second	Change (bp)
Yield / Cost	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Total earning assets	3.33%	3.00%	2.97%	3.02%	2.96%	33	37
Total loans and leases	3.77	3.64	3.69	3.80	3.68	13	9
Total securities	2.24	1.72	1.49	1.52	1.59	52	65
Total interest-bearing liabilities	0.25	0.18	0.18	0.17	0.45	7	(20)
Total interest-bearing deposits	0.10	0.04	0.05	0.05	0.06	6	4

Net interest rate spread	3.08	2.82	2.79	2.85	2.51	26	57
Impact of noninterest-bearing funds on margin	0.07	0.06	0.06	0.06	0.15	1	(8)
Net interest margin	3.15%	2.88%	2.85%	2.91%	2.66%	27	49
See Pages 8-9 of Quarterly Financial Supplement for additional detail.

Fully-taxable equivalent (FTE) net interest income for the 2022 second quarter increased $423 million, or 50%, from the 2021 second quarter. The results primarily reflect a $33.8 billion, or 27% increase in average earning assets, and a 49 basis point increase in the FTE net interest margin (NIM) to 3.15%. The year-over-year increase in net interest income and average earning assets was largely driven by the full-quarter benefit from the TCF acquisition, completed in June 2021. The NIM expansion was primarily driven by the impact from the Federal Reserve's recent rate increases resulting in higher yields on average earning assets. Additionally, the 2021 second quarter NIM was unfavorably impacted by a $55 million mark-to-market of interest rate caps. Net interest income in the 2022 second quarter included $16 million of net interest income from purchase accounting accretion and $5 million of PPP loan fees recognized upon forgiveness payments, compared to $9 million and $30 million, respectively in the 2021 second quarter.
Compared to the 2022 first quarter, FTE net interest income increased $113 million, or 10%, reflecting 27 basis points of NIM expansion, partially offset by a $1.2 billion, or 1%, decrease in average earning assets. The expansion in NIM was impacted by an increase in securities and loan and lease yields and lower deposits held at the Federal Reserve Bank. Net interest income in the 2022 first quarter included $19 million of net interest income from purchase accounting accretion and $11 million of PPP loan fees recognized upon forgiveness payments. Additionally, derivative ineffectiveness benefited net interest income $8 million in the 2022 second quarter, compared to a negative impact of $12 million in the 2022 first quarter.
Table 4 – Average Earning Assets

	2022		2021
($ in billions)	Second	First	Fourth	Third	Second	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$42.7	$41.4	$40.6	$40.6	$34.1	3%	25%
Commercial real estate	15.3	15.1	14.6	14.7	9.1	1	68
Lease financing	4.9	4.9	4.9	5.0	2.8	—	76
Total commercial	62.9	61.4	60.1	60.3	46.0	2	37
Residential mortgage	20.5	19.5	19.0	18.9	13.8	5	49
Automobile	13.6	13.5	13.4	13.2	12.8	1	6
Home equity	10.4	10.4	10.7	11.1	9.4	—	11
RV and marine	5.3	5.1	5.0	5.0	4.4	4	20
Other consumer	1.3	1.3	1.3	1.2	1.0	—	29
Total consumer	51.1	49.8	49.4	49.4	41.4	3	23
Total loans and leases	113.9	111.1	109.5	109.7	87.4	3	30
Total securities	42.6	42.7	40.1	36.0	30.7	—	38
Held-for-sale and other earning assets	4.7	8.6	9.1	13.5	9.2	(45)	(49)
Total earning assets	$161.2	$162.4	$158.7	$159.1	$127.4	(1)%	27%
See Page 7 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2022 second quarter increased $33.8 billion, or 27%, from the year-ago quarter, primarily reflecting a $26.6 billion, or 30%, increase in average total loans and leases and a $11.8 billion, or 38%, increase in average securities. Average loan and lease balance increases across categories reflect the impact of the TCF acquisition and organic growth. Average commercial loans increased $16.9 billion, or 37%, partially offset by a $4.5 billion decrease in average PPP loans primarily related to forgiveness. Huntington received forgiveness payments for $270 million of PPP loans during the 2022 second quarter compared to forgiveness payments for $3.1 billion of PPP loans during the year-ago quarter. The increase in average securities was driven by the redeployment of excess liquidity into securities in the second half of 2021.

Compared to the 2022 first quarter, average earning assets decreased $1.2 billion primarily reflecting a $3.7 billion decrease in interest-bearing deposits at the Federal Reserve, partially offset by a $2.8 billion, or 3%, increase in average total loans and leases.

Table 5 – Average Liabilities

	2022		2021
	Second	First	Fourth	Third	Second	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Demand deposits - noninterest-bearing	$42.4	$42.0	$43.4	$44.6	$34.6	1%	23%
Demand deposits - interest-bearing	41.7	40.6	38.4	35.7	29.7	3	40
Total demand deposits	84.1	82.6	81.8	80.3	64.3	2	31
Money market deposits	33.8	32.7	32.4	33.3	28.1	3	20
Savings and other domestic deposits	21.7	21.3	20.9	20.9	15.2	2	43
Core certificates of deposit	2.2	2.6	2.9	3.3	1.8	(13)	22
Total core deposits	141.8	139.1	138.0	137.8	109.4	2	30
Other domestic deposits of $250,000 or more	0.2	0.3	0.5	0.6	0.3	(29)	(13)
Negotiable CDs, brokered and other deposits	3.0	3.5	3.8	3.9	3.0	(14)	—
Total deposits	$145.0	$142.9	$142.3	$142.3	$112.7	1%	29%

Short-term borrowings	$2.1	$4.7	$0.3	$0.3	$0.2	(56)%	773%
Long-term debt	7.0	6.9	7.7	7.6	6.9	2	2
Total debt	$9.1	$11.6	$8.0	$7.9	$7.1	(22)%	28%

Total interest-bearing liabilities	$111.7	$112.6	$107.0	$105.6	$85.2	(1)%	31%
See Page 7 of Quarterly Financial Supplement for additional detail.

Average total interest-bearing liabilities for the 2022 second quarter increased $26.5 billion, or 31%, from the year-ago quarter. Average total deposits increased $32.3 billion, or 29%, while average total core deposits increased $32.4 billion, or 30%. Increases across categories reflect the impact of the TCF acquisition, in addition to elevated balances in core deposits largely related to strong retention and the impact of new deposit products. Average total debt increased $2.0 billion, or 28%, reflecting higher short-term FHLB advances.
Compared to the 2022 first quarter, average total interest-bearing liabilities decreased $846 million, or 1%. The decrease is primarily due to lower average short-term FHLB advances which are leveraged periodically for liquidity management needs, partially offset by a $1.5 billion, or 2%, increase in average total core deposits.

Noninterest Income
Table 6 – Noninterest Income

	2022		2021
	Second	First	Fourth	Third	Second	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$105	$97	$101	$114	$88	8%	19%
Card and payment processing income	96	86	93	96	80	12	20
Mortgage banking income	44	49	61	81	67	(10)	(34)
Trust and investment management services	63	65	63	61	56	(3)	13
Capital markets fees	54	42	47	40	35	29	54
Insurance income	27	31	28	25	25	(13)	8
Leasing revenue	27	35	41	42	12	(23)	125
Bank owned life insurance income	11	17	22	15	16	(35)	(31)
Gain on sale of loans	12	28	1	2	3	(57)	300
Net gains (losses) on sales of securities	—	—	(1)	—	10	—	(100)
Other noninterest income	46	49	59	59	52	(6)	(12)
Total noninterest income	$485	$499	$515	$535	$444	(3)%	9%
See Page 11 of Quarterly Financial Supplement for additional detail.

Total noninterest income for the 2022 second quarter increased $41 million, or 9%, from the year-ago quarter. Noninterest income for the 2022 second quarter was driven by the full-quarter impact from the TCF acquisition, completed in June 2021. Capital markets fees increased $19 million, or 54%, primarily reflecting higher interest rate derivative fees, underwriting and advisory fees, foreign exchange fees and loan syndication fees. Increases in service charges on deposit accounts of $17 million, or 19%, and card and payment processing income of $16 million, or 20%, were driven by the addition of TCF customers. Leasing revenue increased $15 million, primarily reflecting the addition of TCF’s portfolio of products. Income from gain on sale of loans increased $9 million, primarily due to resuming the sale of SBA loans in 2022. Trust and investment management services increased $7 million, or 13%, reflecting continued strong sales and the TCF acquisition. Partially offsetting these increases, mortgage banking income decreased $23 million, or 34%, primarily reflecting lower secondary marketing spreads and lower salable volume. Net gains on sales of securities decreased $10 million as the 2021 second quarter included sales reflecting securities optimization following the acquisition of TCF.

Total noninterest income decreased $14 million, or 3%, to $485 million for the 2022 second quarter, compared to $499 million for the 2022 first quarter. Gain on sale of loans decreased $16 million to $12 million for the 2022 second quarter, driven by lower SBA loan sale volumes compared to the prior quarter. Leasing revenue decreased $8 million to $27 million for the 2022 second quarter, driven by a decrease in income on terminated leases. Bank owned life insurance and mortgage banking income also decreased during the quarter. Partially offsetting these decreases: capital markets fees increased $12 million to $54 million primarily due to higher interest rate derivative fees and underwriting and advisory fees, card and payment processing income increased $10 million to $96 million due to higher interchange income. Service charges on deposit accounts also increased during the quarter.

Noninterest Expense
Table 7 – Noninterest Expense

	2022		2021
	Second	First	Fourth	Third	Second	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$577	$580	$632	$643	$592	(1)%	(3)%
Outside data processing and other services	153	165	269	304	162	(7)	(6)
Net occupancy	58	64	68	95	72	(9)	(19)
Equipment	61	81	68	79	55	(25)	11
Professional services	19	19	22	26	48	—	(60)
Marketing	24	21	35	25	15	14	60
Deposit and other insurance expense	20	18	18	17	8	11	150
Amortization of intangibles	13	14	14	13	11	(7)	18
Lease financing equipment depreciation	11	14	17	19	5	(21)	120
Other noninterest expense	82	77	78	68	104	6	(21)
Total noninterest expense	$1,018	$1,053	$1,221	$1,289	$1,072	(3)%	(5)%
(in thousands)
Average full-time equivalent employees	19.9	19.7	20.3	20.9	17.0	1%	17%

Table 8 - Impact of Notable Items

	2022		2021
	Second	First	Fourth	Third	Second
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$2	$5	$32	$36	$110
Outside data processing and other services	12	25	122	140	33
Net occupancy	6	10	16	36	35
Equipment	—	2	8	5	3
Professional services	1	2	4	9	36
Marketing	—	—	2	3	—
Deposit and other insurance expense	1	—	—	—	—
Other noninterest expense	2	2	3	5	52
Total noninterest expense	$24	$46	$187	$234	$269

Table 9 - Adjusted Noninterest Expense (Non-GAAP)

	2022		2021
	Second	First	Fourth	Third	Second	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$575	$575	$600	$607	$482	0%	19%
Outside data processing and other services	141	140	147	164	129	1	9
Net occupancy	52	54	52	59	37	(4)	41
Equipment	61	79	60	74	52	(23)	17
Professional services	18	17	18	17	12	6	50
Marketing	24	21	33	22	15	14	60
Deposit and other insurance expense	19	18	18	17	8	6	138
Amortization of intangibles	13	14	14	13	11	(7)	18
Lease financing equipment depreciation	11	14	17	19	5	(21)	120
Other noninterest expense	80	75	75	63	52	7	54
Total adjusted noninterest expense	$994	$1,007	$1,034	$1,055	$803	(1)%	24%

Reported total noninterest expense for the 2022 second quarter decreased $54 million, or 5%, from the year-ago quarter. The decrease primarily reflects the $245 million decrease in Notable Items and execution of cost reduction initiatives, partially offset by the full-quarter impact from the TCF acquisition, completed in June 2021.
Reported total noninterest expense decreased $35 million, or 3%, from the 2022 first quarter, reflecting a $22 million reduction in Notable Items to $24 million. Excluding the impact from Notable Items, noninterest expense decreased $13 million primarily driven by $18 million lower equipment expense reflecting timing of technology equipment purchases and amortization.

Credit Quality
Table 10 – Credit Quality Metrics

	2022		2021
($ in millions)	June 30,	March 31,	December 31,	September 30,	June 30,
Total nonaccrual loans and leases	$657	$682	$716	$861	$977
Total other real estate, net	11	11	9	7	7
Other NPAs (1)	14	15	25	25	30
Total nonperforming assets	682	708	750	893	1,014
Accruing loans and leases past due 90+ days	212	280	210	175	148
NPAs + accruing loans & leases past due 90+ days	$894	$988	$960	$1,068	$1,162
NAL ratio (2)	0.57%	0.60%	0.64%	0.79%	0.88%
NPA ratio (3)	0.59	0.63	0.67	0.82	0.91
(NPAs+90 days)/(Loans+OREO)	0.77	0.88	0.86	0.97	1.05
Provision for credit losses	$67	$25	$(64)	$(62)	$211
Net charge-offs	8	19	34	55	62
Net charge-offs / Average total loans and leases	0.03%	0.07%	0.12%	0.20%	0.28%
Allowance for loans and lease losses (ALLL)	$2,074	$2,018	$2,030	$2,107	$2,218
Allowance for unfunded lending commitments	94	91	77	98	104
Allowance for credit losses (ACL)	$2,168	$2,109	$2,107	$2,205	$2,322
ALLL as a % of:
Total loans and leases	1.78%	1.79%	1.82%	1.92%	2.00%
NALs	316	296	284	245	227
NPAs	304	285	271	236	219
ACL as a % of:
Total loans and leases	1.87%	1.87%	1.89%	2.01%	2.09%
NALs	330	309	294	256	238
NPAs	318	298	281	247	229
(1)Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.
(2)Total NALs as a % of total loans and leases.
(3)Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 12-15 of Quarterly Financial Supplement for additional detail.

Overall asset quality metrics have shown improvement for four consecutive quarters after completion of the TCF acquisition during the second quarter of 2021. Nonperforming assets (NPAs) were $682 million, or 0.59%, of total loans and leases, OREO and other NPAs, compared to $1.0 billion, or 0.91%, a year-ago. Nonaccrual loans and leases (NALs) were $657 million, or 0.57% of total loans and leases, compared to $977 million, or 0.88% of total loans and leases. On a linked quarter basis, NALs decreased $25 million, or 4%, and NPAs decreased $26 million, or 4%. The linked quarter decrease in NALs was primarily due to a decline in lease financing and consumer loan NALs.
The provision for credit losses decreased $144 million year-over-year to $67 million in the 2022 second quarter. Net charge-offs (NCOs) decreased $54 million year-over-year and $11 million quarter-over-quarter to $8 million. NCOs represented an annualized 0.03% of average loans and leases in the current quarter, down from 0.07% in the prior quarter and down from 0.28% in the year-ago quarter. Commercial NCOs showed improvement on a year-over-year and linked quarter basis, with net recoveries in the 2022 second quarter. Consumer net charge-offs remained low at 0.15% for the 2022 second quarter. We remain confident in the long-term credit performance of our loan portfolios.

The allowance for loan and lease losses (ALLL) decreased $144 million from the year-ago quarter to $2.1 billion, or 1.78%, while allowance for credit losses (ACL) decreased by $154 million from the year-ago quarter to $2.2 billion, or 1.87% of total loans and leases, driven by overall improved credit quality. On a linked quarter basis, the ALLL increased $56 million, and ACL increased $59 million driven by loan growth. The coverage ratio was stable reflecting the credit performance of the loan portfolios, while recognizing the uncertainty in the near-term macro-economic outlook.

Capital
Table 11 – Capital Ratios

	2022		2021
($ in billions)	June 30,	March 31,	December 31,	September 30,	June 30,
Tangible common equity / tangible assets ratio	5.80%	6.28%	6.88%	6.95%	7.15%
Common equity tier 1 risk-based capital ratio (1)	9.05%	9.22%	9.33%	9.57%	9.98%
Regulatory Tier 1 risk-based capital ratio (1)	10.63%	10.84%	10.99%	11.35%	12.25%
Regulatory Total risk-based capital ratio (1)	12.81%	13.03%	13.14%	13.57%	14.15%
Total risk-weighted assets (1)	$137.8	$134.5	$131.3	$128.0	$126.2
(1)June 30, 2022 figures are estimated. Amounts are presented on a Basel III standardized approach basis for calculating risk-weighted assets. The capital ratios reflect Huntington’s 2020 election of a five-year transition to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period. As of March 31, 2022 and June 30, 2022, 25% of the cumulative CECL deferral has been phased in.
See Page 16 of Quarterly Financial Supplement for additional detail.

The tangible common equity to tangible assets ratio was 5.80% at June 30, 2022, down 48 basis points from last quarter due primarily to a decrease in tangible common equity related to higher interest rates causing a decrease in accumulated other comprehensive income and impact from the acquisitions of Capstone and Torana, partially offset by earnings. Common Equity Tier 1 (CET1) risk-based capital ratio was 9.05%, down from 9.22% from the prior quarter. The regulatory Tier 1 risk-based capital ratio was 10.63% compared to 10.84% from the prior quarter. The decrease in regulatory capital ratios was primarily driven by risk-weighted asset growth and goodwill recognized related to the acquisitions of Capstone and Torana during the quarter, partially offset by earnings.
During the 2022 second quarter, Huntington repurchased no shares of common stock, under the current repurchase authorization of $800 million of common shares which began the third quarter of 2021 and ended at the end of this quarter. Purchases of common stock under the authorization may have included open market purchases, privately negotiated transactions, and accelerated share repurchase programs. As of June 30, 2022, Huntington completed $650 million of the share repurchase authorization.

Income Taxes
The provision for income taxes was $120 million in the 2022 second quarter compared to $105 million in the 2022 first quarter. The effective tax rate for the 2022 second quarter and 2022 first quarter was 18.1% and 18.5%, respectively.
At June 30, 2022, we had a net federal deferred tax asset of $401 million and a net state deferred tax asset of $49 million.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on July 21, 2022, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13730639. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through July 28, 2022 at (877) 660-6853 or (201) 612-7415; conference ID #13730639.
Please see the 2022 Second Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website, http://www.huntington.com.

About Huntington
Huntington Bancshares Incorporated is a $179 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates more than 1,000 branches in 11 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.
Caution regarding Forward-Looking Statements

This communication contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; the magnitude and duration of the COVID-19 pandemic and related variants and mutations and their impact on the global economy and financial market conditions and our business, results of operations, and financial condition; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; reform of LIBOR; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services including those implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; the possibility that the anticipated benefits of the transaction with TCF are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Huntington does business; and other factors that may affect the future results of Huntington. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2021, and in its subsequent Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, each of which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of Huntington’s website http://www.huntington.com, under the heading “Publications and Filings” and in other documents Huntington files with the SEC.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Huntington does not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation

Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website, http://www.huntington.com.

Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Rounding
Please note that columns of data in this document may not add due to rounding.

Notable Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Notable Items.” Management believes it is useful to consider certain financial metrics with and without Notable Items, in order to enable a better understanding of company results, increase comparability of period-to-period results, and to evaluate and forecast those results.